Ninth Amendment to Automatic YRT Reinsurance Agreement

("Ninth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Company ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Sixth Amendment, the Seventh Amendment, and the Eighth Amendment to the Agreement and the Fifth Amendment, labeled General Amendment, [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.[*]

2.In addition, Article 2.1(d) Automatic Reinsurance is amended to read

(d) the Jumbo Limit, as described in Exhibit B - Plans Covered and Binding Limits, has not been exceeded, and

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Ninth Amendment is effective immediately upon execution by both of the undersigned parties. This Ninth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]

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Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1